Exhibit 10.1

Revised March 5, 2013

February 26, 2013

Arthur Minson

5 Indian Trail

Darien, CT 06820

Separation Agreement and Release of Claims

Dear Artie:

This letter sets forth the terms of the Separation Agreement and Release of Claims (the “Separation Agreement”) that AOL Inc. (together with its subsidiaries, merged entities, and affiliates, and its and their respective predecessor and successor entities, “AOL” or “the Company”) is offering you in connection with your employment transition and completion of employment.

1. Your employment with the Company will end as of the earlier of (i) the close of business on December 31, 2013 or (ii) such earlier date if you voluntarily resign your employment, commence employment with a new employer, or are terminated for “Cause” (your “Separation Date”). You will remain an employee of the Company through your Separation Date. Effective as of March 2, 2013 (the “Transition Date”), your role will change from Chief Operating Officer of the Company to Vice Chairman, and you will no longer be an Executive Vice President of the Company as of the Transition Date. It is expected that you will perform your role and any transition tasks assigned to you by the Chief Executive Officer satisfactorily from the Transition Date until your Separation Date (the “Transition Period”). During the Transition Period, you will not be required to perform services on the Company’s premises and shall instead be permitted to work from home or at such other office location you determine. Except as modified herein, all other terms in your Executive Employment Agreement with the Company dated September 10, 2012 (the “Employment Agreement”) will remain in full force and effect and your eligibility for a bonus in 2013 continues to be governed by the terms of the Annual Bonus Plan. For the avoidance of doubt, your compensation described in Section 4 of your Employment Agreement will cease on your Separation Date.

2. In consideration for your execution of this Separation Agreement and it becoming effective and irrevocable within the time frame set forth in Paragraph 16, during the Transition Period, the Company shall provide the following, to which you are not otherwise entitled: (i) to allow you to work from home in accordance with the Company’s Telework Policy and provide reimbursement of related expenses in accordance with the applicable policies and procedures established by the Company, or pay up to $2,500 per month for actual costs incurred in connection with maintaining an office, to be paid by AOL directly via invoice; (ii) provide you with an office in its Dulles, Virginia location, (iii) provide you with and pay for the services of your current administrative assistant, and (iv) reimburse you up to $10,000 per month for all reasonable out-of-pocket expenses that you incur in performing services for the Company in accordance with applicable reimbursement policies and procedures established by the Company. In addition, under the terms and conditions as detailed below, the Company will agree to provide you the additional payments and benefits set forth in Paragraph 8, which you acknowledge include payments and benefits to which you are otherwise not entitled, if you sign this Separation Agreement and the Employment Termination Certificate, attached as Appendix A thereto, within the time frame set forth in Paragraph 16.

3. If you obtain other employment with AOL prior to the end of your receipt of severance installment payments or benefits (as set forth in Paragraph 8), you will, as of your rehire date, cease receiving and be disqualified from receiving future severance installments and benefits under this Separation Agreement, and this Separation Agreement will be null and void. If you are terminated for “Cause” (as defined in your Employment Agreement) you will become ineligible to receive the payments and benefits under this Separation Agreement, and this Separation Agreement will be null and void. For the avoidance of doubt, should you resign your employment and commence employment with a new employer (other than an employer listed in Paragraph 8(f)) following the Transition Date, you shall no longer be entitled to compensation described in Section 4 of your Employment Agreement following your Separation Date, but shall be eligible to receive the additional payments and benefits set forth in Paragraph 8 below, payable in accordance with the terms and conditions set forth in this Separation Agreement.

4. On the next regularly scheduled pay date following your Separation Date, or sooner if state or local law requires, you will receive a check for all of your unpaid wages and any accrued, unused vacation or paid time off due through your Separation Date, less applicable deductions and withholdings.

5. Your medical, dental and vision benefits will continue through the end of the month in which your Separation Date occurs. The date of the qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be your Separation Date. You will receive separate information regarding your option to continue health benefits under COBRA after your Separation Date. Your Company-paid life insurance will continue through the end of the month in which your Separation Date occurs. All other Company-sponsored benefits will terminate on your Separation Date.

6. Effective as of the Transition Date, you agree that you hereby resign from any and all positions you hold as an officer and/or director of AOL Inc. and from each of its direct and indirect subsidiaries and/or affiliates, and you agree to take any requested action to document, confirm or otherwise effect my resignation. Additionally, prior to your Separation Date, you must return to the Company all the Company property in your possession, including, but not limited to, your identification badge and SecurID, keys, computers, corporate credit cards, pagers, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies, your Confidentiality and Invention Assignment Agreement dated September 10, 2012 or any prior confidentiality agreements with the Company (collectively, the “Confidentiality Agreement”). The Company agrees to provide you with a replacement computer, blackberry and iPad upon the return of similar Company property in your possession. By signing this Separation Agreement, you represent that you have returned or have made arrangements to return all Company confidential or proprietary information in your possession and that you have taken all reasonable steps to protect the confidentiality of such Company information during your employment. You agree that you are bound by (a) any legal holds that may apply to you, which includes providing AOL with access to Company email and any Company-owned information, even if on personal devices, (b) the terms of the Standards of Business Conduct through your Separation Date, and (c) your Confidentiality Agreement, which remains in full force and effect after your Separation Date and includes, among other things, non-compete and non-solicit obligations and the continuing duty not to disclose Company confidential or proprietary information after your Separation Date. Additionally, you agree that, during the Transition Period, you may not perform services, including but not limited to consulting services, for any business or person other than the Company without the prior approval of the Company’s Executive Compliance Council. You acknowledge that the restrictive covenants in the Confidentiality Agreement and in this Separation Agreement are reasonable and enforceable.

7. In addition, under the terms and conditions as detailed below, the Company will agree to provide you the additional payments and benefits set forth in Paragraph 8, which you acknowledge include payments and benefits to which you are otherwise not entitled, if you sign this Separation Agreement and the Employment Termination Certificate, attached as Appendix A thereto, within the time frame set forth in Paragraph 16, and both become effective and irrevocable in accordance with their terms prior to the sixtieth (60th) day following your Separation Date. You may not sign the Employment Termination Certificate until after your Separation Date. If this Separation Agreement and Employment Termination Certificate do not become effective and irrevocable prior to the sixtieth (60th) day following your Separation Date, the Company will have no obligation to make the payments in Paragraph 8 (other than COBRA to the extent required by law), and you will not be entitled to receive the additional payments and benefits. The date on which your Separation Agreement or Employment Termination Certificate, as applicable, becomes effective and irrevocable is the “effective date” of your Separation Agreement or your Employment Termination Certificate, as applicable, as set forth in Paragraph 16.

8. Pursuant to your Employment Agreement and under the terms and conditions as described below, in exchange for your execution of this Separation Agreement and the Employment Termination Certificate (and each becoming effective and irrevocable prior to the sixtieth (60th) day following your Separation Date), the Company will provide you with the following:

a)

An amount of $1,700,000.00, the equivalent of twenty-four (24) months base salary, less applicable taxes and withholdings. This amount will be paid in forty-eight (48) substantially equal semi-monthly installments, each of which will be treated as a separate payment in accordance with Paragraph 17, commencing on the sixtieth (60th) day following your Separation Date and monthly thereafter. These payments will not be eligible for deferrals to Company’s 401(k) plan.

b)	Subject to the terms of Paragraph 4.B of your Employment Agreement, provided the Company pays a bonus to eligible employees under the Company’s ABP for the year 2013, an amount equal to the Bonus (as defined in the Employment Agreement) you would have been eligible to receive under the ABP for the year 2013, if any, prorated from January 1, 2013 through your Separation Date, less applicable taxes and withholdings. For purposes of determining the Bonus payable under the ABP, (i) you will be deemed to be an Executive Vice President, (ii) the payout percentage on the Company portion of your Bonus will be the same payout percentage that other Executive Vice Presidents of the Company receive on their Company portion, and (iii) your individual performance will be determined by achievement of predetermined goals established by the Company in consultation with you and, if such goals are fully achieved, as determined by the Company’s Chief People Officer, this will result in a 100% payout of the portion of this amount attributable to your individual performance. This amount will be paid in a lump sum at the same time that continuing employees receive their ABP payment for the year 2013, but no later than March 15, 2014. This payment will not be eligible for deferrals to Company’s 401(k) plan.

c)	If you are eligible for and timely elect COBRA continuation coverage, the Company will pay, on an after-tax basis, the COBRA premium for you and your eligible dependents to continue group health benefits coverage under COBRA (based on your elected level of coverage as in effect immediately prior to your Separation Date) beginning the first day of the calendar month following your Separation Date and continuing for eighteen (18) months, or until such earlier date as you cease to be eligible for COBRA continuation coverage. After such time, you may, at your own expense, continue group medical, vision and dental benefits for whatever balance of time you or your eligible dependents remain eligible to continue coverage under COBRA. Additionally, you agree that the Company may impute compensation income to you in an amount equal to 102% of the premium cost for such group health coverage if necessary to avoid adverse income tax consequences to you resulting from the application of Section 105(h) of the Internal Revenue Code of 1986, as amended, to Company’s payment of the cost of such group health coverage.

d)	The services of a professional outplacement and counseling firm of your choice for up to eighteen (18) months to assist you in securing employment following your separation from employment with the Company, in an amount not to exceed $50,000.00 and to be paid via invoice to the firm directly.

e)

Certain of your outstanding equity-based awards will be treated in accordance with Paragraph 6 of your Employment Agreement. For the avoidance of doubt, any “Outstanding Stock Options” (as defined in the Employment Agreement)

that you hold on your Separation Date shall continue to vest for twenty-four (24) months following your Separation Date and shall remain exercisable (but not beyond the term of any such option) following the end of such twenty-four month period for the period set forth in the applicable plan and stock options agreement. Any “Outstanding RSUs” (as defined in the Employment Agreement) that you hold on your Separation Date that were scheduled to vest during the twenty-four (24) month period following your Separation Date shall vest in full upon your Separation Date and shall be settled as soon as practicable thereafter. Other outstanding awards will be treated in accordance with the terms and conditions of the applicable stock incentive plan, award agreement and notice under which such awards were granted.

f)	Following your Separation Date, the restrictions in Paragraph 7.C. of your Employment Agreement shall only apply to the following entities: Yahoo!, Inc., Google, Inc., including its YouTube subsidiary, Microsoft Corporation, IAC/Interactive Corp., Facebook, Inc., LinkedIn Corporation, Yelp Inc. and Twitter Inc. This paragraph does not otherwise alter any of the obligations under your non-compete or your Confidentiality Agreement with the Company. Furthermore, following your Separation Date, the restrictions of Subparagraph 7(a) of your Confidentiality Agreement shall not apply to the solicitation or hiring of your executive assistant.

g)	You shall not be entitled to notice or severance under any policy or plan of the Company (the payments and benefits set forth in this Paragraph 8 and your Employment Agreement being given in lieu thereof) and you waive your participation in and claims under any such policies and plans. For the avoidance of doubt, the foregoing sentence will not have any adverse impact on your right to indemnification and D&O coverage.

h)	The payments provided herein will be made without regard to any duty to mitigate damages and shall not be reduced by any compensation received by you from any subsequent employment, other than as provided in Paragraph 3 above.

9. The payments and other benefits, including the modification of your non-compete agreement set forth in your Employment Agreement, provided in Paragraph 8 are being offered solely in consideration for your execution of this Separation Agreement and the Employment Termination Certificate (and both becoming effective and irrevocable), including a release of all claims against the Company as set forth in Paragraph 10 below. The payments are not an admission of any wrongdoing by the Company. You agree that except with respect to the payments and benefits you will receive under this Separation Agreement, which includes all payments and benefits which under the circumstances you would be entitled to receive under your Employment Agreement, you have received all other compensation, benefits, bonuses, leave and notice that you are otherwise entitled to receive to date from the Company.

10. In exchange for the Company’s agreement as stated above, you agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with the Company and the separation from that employment or otherwise, whether known or unknown to you, whether under federal, state or local law (whether constitutional, statutory, regulatory or decisional) which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement. Without limiting the generality of the foregoing, the claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options or other compensatory stock awards held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date (except as expressly provided in this Separation Agreement); all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the New York Human Rights law, the New York City Human Rights law, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; all claims under the National Labor Relations Act, as amended; all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); all claims under 42 U.S.C. § 1981, as amended; all claims under the Sarbanes-Oxley Act of 2002; all claims of whistleblowing and retaliation under federal, state and local laws; all claims under any principle of common law or sounding in tort or contract; all claims concerning any right to reinstatement; all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Separation Agreement. This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after you sign this Separation Agreement; your right to exercise any and all Company stock options held by you that are exercisable as of your Separation Date (or may become exercisable on or after your Separation Date under the terms of this Separation Agreement and your Employment Agreement) during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements, and notices under which such options were granted; or your right to enforce the terms of this Separation Agreement. Additionally, nothing in this Separation Agreement waives or limits your right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though you acknowledge you are not entitled to recover money or other relief with respect to the claims waived in this Separation Agreement).

11. You agree to assist the Company, in connection with any litigation, investigation or other matter involving your tenure as an employee, officer or director of the Company, including, but not limited to, attending meetings with Company representatives and counsel and giving testimony in any legal proceeding involving the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (including attorney’s fees incurred in accordance with the applicable provisions of the Company’s Bylaws and Certificate of Incorporation), and will provide such reimbursement no later than ninety (90) days following the Company’s receipt of supporting documentation of your incurrence of these expenses.

12. You agree not to affirmatively encourage or incite any person or entity in litigation against the Company or its affiliates, officers, directors, employees or agents in any manner. This provision does not affect the claims and rights that you have not waived as set forth in Paragraph 8, does not limit any of your rights that are not legally waivable, and does not prohibit your voluntary cooperation with government agency investigations or your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with immediate notice of any such subpoena or process.

13. You agree not to make any disparaging or untruthful remarks or statements about the Company or its products, services, officers, directors, employees or agents. The Company agrees not to cause its officers or senior executives to make on its behalf any disparaging or untruthful remarks or statements about your employment with the Company to prospective employers following your termination from employment. Nothing in this Separation Agreement prevents you or the Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body or in connection with any legal proceeding.

14. You agree that in the event the Employment Termination Certificate fails to become effective and irrevocable, you breach any of your obligations to the detriment of the Company under Paragraphs 6, 11, 12, or 13 of this Separation Agreement , under Paragraphs 7, 8 or 9 of your Employment Agreement (as modified by this Separation Agreement), or under your Confidentiality Agreement, the Company will be entitled to stop making any future payments otherwise payable under Paragraph 8 above, to recover the full amount paid under Paragraph 8, and to obtain all other remedies provided by law or in equity.

15. If any term or clause of this Separation Agreement or the Employment Termination Certificate should ever be determined to be unenforceable, you and the Company agree that this will not affect the enforceability of any other term or clause of this Separation Agreement or the Employment Termination Certificate. Further, if any provision of this Separation Agreement or Employment Termination Certificate is deemed overbroad or unreasonable, such provision shall be enforced to the maximum extent possible under law.

16. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you are advised: (1) to consult an attorney regarding this Separation Agreement and the Employment Termination Certificate before executing the Separation Agreement and the Employment Termination Certificate; (2) that you are waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under the Age Discrimination in Employment Act of 1967 (ADEA), that may arise after the date this Separation Agreement is executed are not waived; (4) that you have twenty-one (21) days from the date you received this Separation Agreement, in which to sign and return the Separation Agreement, although you may, at your discretion, knowingly and voluntarily, sign and return the Separation Agreement at any earlier time; (5) that you have seven (7) days from your Separation Date in which to sign and return the Employment Termination Certificate, although you may, at your discretion, knowingly and voluntarily, sign and return the Employment Termination Certificate at any earlier time so long as it is on or after your Separation Date; (6) that any modification of this Separation Agreement or the Employment Termination Certificate does not restart the relevant consideration period; (7) that at any time within seven (7) days after executing this Separation Agreement, you may revoke the Separation Agreement; (8) that this Separation Agreement is not enforceable until the revocation period has passed without a revocation; (9) that at any time within seven (7) days after executing the Employment Termination Certificate, you may revoke such certificate; and (10) that the Employment Termination Certificate is not enforceable until the revocation period has passed without a revocation. You acknowledge that by signing this Separation Agreement, you are giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, as described above.

To revoke the Separation Agreement, you must send a written statement of revocation delivered by certified mail to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. The revocation must be received no later than 5:00 p.m. on the seventh day following your execution of this Separation Agreement. If you do not so revoke, the eighth day following your acceptance will be the “effective date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company’s offer and obligation to provide separation payments and benefits will expire by its own terms at the conclusion of the time permitted.

17. This letter is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Any provision that would cause this Agreement or any payment hereof to fail to satisfy Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments or benefits shall commence to be made (without any reduction in such payments or benefits ultimately paid or provided to you) on the second regularly scheduled payroll date following the six-month anniversary of your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) (the “Delayed Commencement Date”). Any installment payments that are delayed pursuant to the preceding sentence shall be accumulated and paid in a lump sum on the Delayed Commencement Date, and the remaining installment payments shall begin on such Delayed Commencement Date in accordance with the schedule provided in Paragraph 8. As a general rule, the term “specified employee” only includes the top fifty (50) most highly compensated employees of the Company. Furthermore, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this letter (including each installment payment) shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

18. Except as expressly provided herein, this Separation Agreement will not by implication or otherwise limit, impair, reduce, eliminate or constitute a waiver of, or otherwise affect the rights and remedies of Company pursuant to the terms of the Employment Agreement and Confidentiality Agreement, and will not alter, modify, amend or in any way affect any terms, conditions, obligations and covenants or agreements contained in the Employment Agreement or Confidentiality Agreement, all of which shall continue in full force and effect except to the extent modified herein. Should this Separation Agreement become null and void, the terms of your Employment Agreement will remain in full force and effect to the extent provided therein.

19. This Separation Agreement, together with the provisions designated in Paragraph 11.J. of the Employment Agreement that survive the termination of the Employment Agreement, constitute the entire agreement between the Company and you with respect to the subject matter herein and you represent that you are not relying on any representations or promises apart from what is contained in this Separation Agreement. This Separation Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to the principles of conflicts of law.

To accept the Separation Agreement, you must sign below and return one entire copy to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. (An extra copy for your files is enclosed.)

Sincerely,

/s/ John B. Reid-Dodick

John Reid-Dodick
Chief People Officer
AOL Inc.

By signing this Separation Agreement, I acknowledge that: I have had the opportunity to review this Separation Agreement and the Employment Termination Certificate carefully with legal or other personal advisors of my own choice; I understand that by signing this Separation Agreement I am releasing the Company of all claims against it; I have read both this Separation Agreement and the Employment Termination Certificate and understand the terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Separation Agreement.

AGREED AND ACCEPTED:

/s/ Arthur Minson	3/5/13
Arthur Minson	Date

APPENDIX A

EMPLOYMENT TERMINATION CERTIFICATE

I entered into a Separation Agreement with AOL Inc. (together with its subsidiaries, merged entities and affiliates, and its and their respective predecessor and successor entities, “AOL” or “the Company”) dated                     , 2013 (the “Separation Agreement”).

I hereby acknowledge that:

(1) A blank copy of this Employment Termination Certificate (“Certificate”) was attached as an Appendix to the Separation Agreement when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Separation Agreement, and in any event more than 21 days have elapsed from the date that I received this Certificate. I may revoke this Certificate within seven (7) days after I sign it in the manner as set forth in Paragraph 16 of the Separation Agreement. I understand that I am giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, and as described in the Separation Agreement. Additionally, I understand that the Certificate is not enforceable until the revocation period has passed without revocation. If this 7-day period expires without revocation, I understand that this Certificate will become final and effective on the eighth day following the date I sign this Certificate, which day will be the “effective date” of this Certificate. I was advised to discuss the Separation Agreement, including this Certificate, with an attorney before executing either document.

(2) I am not permitted to sign this Certificate until after my Separation Date.

(3) The benefits payable under Paragraph 8 of the Separation Agreement are only payable to me if I sign this Certificate and do not revoke it within seven (7) days after I sign it and that it becomes effective and irrevocable prior to the sixtieth (60th) day following my Separation Date.

(4) My employment actually terminated before I signed this Certificate and, in exchange for receiving benefits payable under Paragraph 8 of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement and that my Separation Agreement, including without limit, the release of claims set forth in Paragraph 10 of the Separation Agreement, will be construed and applied as if I signed it on the day I signed this Certificate. This extends my commitments and the release of claims under the Separation Agreement to any claims that arose during the remainder of my employment through my Separation Date.

(5) I agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with the Company and the separation from that employment or otherwise, whether known or unknown to me, whether under federal, state or local law (whether constitutional, statutory, regulatory or decisional) which I ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which I sign this Certificate. Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, all claims arising out of or related to any stock options or other compensatory stock awards held by me or granted to me by the Company which are scheduled to vest subsequent to my Separation Date (except as expressly provided in my Separation Agreement); all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the New York Human Rights law, the New York City Human Rights law, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; all claims under the National Labor Relations Act, as amended; all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); all claims under 42 U.S.C. § 1981, as amended; all claims under the Sarbanes-Oxley Act of 2002; all claims of whistleblowing and retaliation under federal, state and local laws; all claims under any principle of common law or sounding in tort or contract; all claims concerning any right to reinstatement; all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Certificate. This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after I sign this Certificate; my right to exercise any and all Company stock options held by me that are exercisable as of my Separation Date (or may become exercisable on or after my Separation Date under the terms of this Separation Agreement and my Employment Agreement) during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements, and notices under which such options were granted; or my right to enforce the terms of the Separation Agreement. Additionally, nothing in this Certificate waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in the Separation Agreement or this Certificate).

(6) I have returned all Company confidential or proprietary information in my possession and I have taken all reasonable steps to protect the confidentiality of such Company information during my employment.

(7) I hereby resign any and all positions that I hold with the Company, including without limitation, as an officer and/or director of AOL Inc. and from each of its direct and indirect subsidiaries and/or affiliates to the extent that such relationship remains in effect on this date.

(8) I agree that except with respect to any payments and benefits that I remain entitled to receive under my Separation Agreement with the Company, I have received all other compensation, benefits, bonuses, leave and notice that I am otherwise entitled to receive from the Company.

By signing this Certificate, I acknowledge that: I have had the opportunity to review the Separation Agreement and Certificate carefully with legal or other personal advisors of my own choice; I understand that by signing this Certificate I am releasing the Company of all claims against it; I have read both the Separation Agreement and Certificate and understand the terms; I have been given a reasonable period of time to consider the terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Certificate.

AGREED AND ACCEPTED:

Arthur Minson	Date

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